SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 13, 2010

EDGAR Online, Inc.

(Exact Name of Registrant Specified in Charter)

Delaware	001-32194	06-1447017
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

50 Washington Street Norwalk, Connecticut		06854
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (203) 852-5666

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 13, 2010, EDGAR Online, Inc. (the “Registrant”) announced that Philip D. Moyer, its former Chief Executive Officer and President, was resigning effective September 30, 2010 (the “Resignation Date.”) On October 13, 2010, the Registrant and Mr. Moyer entered into an agreement (the “Agreement”) setting forth the compensatory and other terms relating to Mr. Moyer’s departure.

The Agreement states the terms pursuant to which Mr. Moyer provides certain advisory and consulting services to the Registrant until March 31, 2011 at a fee of sixteen thousand five hundred dollars ($16,500) per month. In addition, and pursuant to such Agreement, Mr. Moyer’s unvested stock options or restricted shares of the Registrant’s stock shall terminate and be forfeited as of the Resignation Date and his vested stock options shall remain exercisable for a period of twelve (12) months following the Resignation Date.

The Agreement binds Mr. Moyer to the non-compete, non-solicit and non-servicing obligations set forth in a letter agreement between Mr. Moyer and the Registrant, dated April 9, 2007, for a period of twelve (12) months from the Resignation Date. It also clarifies that, for such period, Mr. Moyer may not participate in any manner in any effort to “reverse engineer,” recreate or otherwise create an alternative to any product or service offering of the Registrant or UBmatrix, Inc. or any business that competes with the filings, software and data businesses of the Registrant or UBmatrix, Inc. Also, for a period of twenty-four (24) months from the Resignation Date, Mr. Moyer is prohibited from being employed by or consulting to the XBRL filings business of the entities listed on Schedule 5(b) to the Agreement.

In connection with the Agreement, both the Registrant and Mr. Moyer executed a Mutual Release releasing each other of all known and unknown claims up until the date of such Release.

The foregoing summary of the terms of the Agreement between the Registrant and Mr. Moyer are qualified in their entirety by the actual terms of the Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits

Exhibit No.	Description

10.1	Agreement, dated October 13, 2010, between Philip Moyer and the Registrant

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDGAR Online, Inc.

By:	/s/ David Price
David Price
Chief Financial Officer

Dated: October 14, 2010